Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GAMESQUARE HOLDINGS, INC.

GameSquare Holdings, Inc. (the “Corporation”), a corporation existing under and by virtue of General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	The name of the Corporation is GameSquare Holdings, Inc.

2.	The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on March 7, 2024. The First Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Amended and Restated Certificate of Incorporation”) was filed in the office of the Secretary of State of the State of Delaware on June 18, 2026.

3.	The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Amended and Restated Certificate of Incorporation as follows:

The Amended and Restated Certificate of Incorporation is hereby amended by adding the following new Section E immediately below Section D of the FOURTH Article:

“Effective as of 12:01 a.m. Eastern Time on August 24, 2026 (the “Effective Time”), each eight (8) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive such additional fraction of a share of Common Stock as is necessary to increase the fractional shares to a full share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above. No changes are being made to the number of authorized shares.”

4.	Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer, as of the 18th day of August, 2026.

GAMESQUARE HOLDINGS, INC.

By:	/s/ Justin Kenna
Name:	Justin Kenna
Title:	Chief Executive Officer, President, and Director